Item 77C


DREYFUS SHORT-INTERMEDIATE GOVERNMENT FUND
SPECIAL MEETING OF STOCKHOLDERS
DECEMBER 18, 2002

     On December 18, 2002, shareholders voted as indicated below with regard to the following proposals:

     To change certain of the Fund's fundamental policies and investment restrictions to expand investment in other investment companies.

     In favor: 18,364,117.049
     Against:  3,123,738.228

     To change certain of the Fund's fundamental policies and investment restrictions to permit futures and options transactions.

     In favor: 16,825,843.882
     Against:  4,513,334.705

     To change of the Fund's investment objective to maximize total return, consisting of current income and capital appreciation.

     In favor: 17,367,326.473
     Against:  1,229,567.341

     A proposal to amend the Fund's Declaration of Trust to permit the issuance of additional classes of shares did not receive the required vote and the meeting was adjourned to February 6, 2003 for this proposal.

     Additional information, including information regarding proxy solicitation costs, is contained in the proxy soliciting materials furnished to security holders, which is hereby incorporated by reference to Form N-14 filed for the Fund on October 23, 2002, with the Securities and Exchange Commission.